UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2011

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 31, 2011, Dr.Reuven Regev was nominated to the board of directors (the “Board”) of DSP Group, Inc. (the “Company”) as a Class III director to serve until the Company’s annual meeting of stockholders in 2012. Concurrent with Dr. Regev’s appointment to the Board, he also was appointed to the Nominations and Corporate Governance Committee of the Board.

Dr. Regev, 61, is serving as the Chairman and Chief Executive Officer of Topscan Ltd, a computer peripheral electronic devices company, a company he founded, since 2008. Dr. Regev is also serving as the Chairman of Flexicath Ltd, a medical devices company, since 2009. From 2006 to 2008, Dr. Regev served as Chief Executive Officer and a board member of Karmelsonix Ltd., a medical devices company focused on Asthma treatment and listed on the Australian Stock Exchange. Dr. Regev received a B.Sc. and a M.Sc in Electrical Eng. Communications and Control Systems from the Technion, Israel. He received a M.Sc. and a Ph.D. in Industrial Engineering and Management from Stanford University, California. The Company believes Dr. Regev’s qualifications to sit on the Company’s Board of Directors include his years of executive and operational experience and his deep understanding of technology companies operating from the U.S. and Israel.

There are no related party transactions exceeding $120,000 between Dr. Regev and the Company in which Dr. Regev has a material interest.

In connection with the appointment of Dr. Regev and pursuant to the Company’s 1993 Director Stock Option Plan, Dr. Regev was granted a stock option to purchase 30,000 shares of the Company’s common stock at an exercise price of $7.49 per share, the closing price of the Company’s common stock on the grant date. The options will vest in three equal installments beginning on January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: February 1, 2011	By:	/S/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

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